                                                                    EXHIBIT 99.1

                             [CONNETICS LETTERHEAD]




COMPANY CONTACT                                 INVESTOR RELATIONS
John Higgins                                    Ina McGuinness or Bruce Voss
Chief Financial Officer                         Lippert/Heilshorn & Associates
(650) 843-2800                                  (310) 691-7100
jhiggins@connetics.com                          imcguinness@lhai.com




       CONNETICS ANNOUNCES 2004 ANALYST AND INVESTOR DAY IN NEW YORK CITY

                            EVENT TO BE WEBCAST LIVE

PALO ALTO, CALIF. (JUNE 15, 2004) - CONNETICS CORPORATION (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that it will host its Analyst and Investor Day on June 16, 2004 at The Mandarin Oriental Hotel. The event will be broadcast live over the Internet including presentation slides beginning at approximately 4:15 p.m. Eastern Time.

Connetics management will review key updates on areas encompassing corporate strategy, UCB co-promotion deal, Soriatane(R), Velac(R), Actiza(TM), Extina(R), product pipeline and financial highlights, including guidance for 2005. In addition to presentations by management, the event will feature presentations by two leading physician experts in the field of dermatology. Investment professionals interested in attending Connetics' 2004 Analyst and Investor Day in New York City, should contact Heather LeDue at 650-843-2863 or hledue@connetics.com.

To access the presentations via the Internet, go to the investor relations section of www.connetics.com. A replay of the event will be available for 30 days.

ABOUT CONNETICS
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company's marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05%, Luxiq(R) (betamethasone valerate) Foam, 0.12%, and Soriatane(R) (acitretin) capsules, 10 mg and 25 mg. Connetics is developing Extina(R), a foam formulation of the antifungal drug ketoconazole, Actiza(TM), a foam formulation of clindamycin for treating acne, and Velac(R), a combination of clindamycin and tretinoin for treating acne. Connetics has branded its innovative foam drug delivery vehicle VersaFoam(TM). These formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.


                                       ###